UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2021
___________________________________________
WEREWOLF THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
___________________________________________

Delaware	001-40366	82-3523180
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1030 Massachusetts Ave, Ste 210
Cambridge, Massachusetts	02138
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 952-0555

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOWL	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2021, Werewolf Therapeutics, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with ARE-MA Region No. 75, LLC (the “Landlord”), pursuant to which the Company will lease approximately 25,778 square feet of office and laboratory space located in a building at 200 Talcott Avenue, Watertown, Massachusetts 02472 (the “Premises”).

Under the terms of the Lease, the Landlord has agreed to make certain renovations to the Premises to suit the Company’s use (the “Improvements”). The term of the Lease commences on the earliest of (1) the date the Improvements are substantially completed and necessary occupancy permits are obtained, (2) the date on which the Improvements would have been substantially completed but for certain delays caused by the Company and (3) the date on which the Company begins to conduct business in the Premises (the “Commencement Date”). The Company anticipates that the Commencement Date will occur, and that it will relocate its corporate headquarters to the Premises, in May 2022. The term of the lease begins on the Commencement Date and ends 96 months from the first day of the first full month following the Commencement Date. The Company’s obligation for the payment of base rent for the Premises begins one month following the Commencement Date and will be $165,408.83 per month and will increase by approximately 3% per annum. The Company has an option to extend the term of the Lease for a period of an additional five years.

In connection with the Lease and as a security deposit, the Company deposited with the Landlord a letter of credit in the amount of approximately $1.0 million, which may be reduced to approximately $0.7 million on the third anniversary of the Commencement Date.

The Lease contains certain events of default, including failure to pay rent or other payments when due, failure to maintain insurance, abandonment of the Premises, improper transfer of the Company’s interest in the Lease or the Premises, and certain events of insolvency. In the event of a default by the Company, the Landlord may, subject to certain limitations, terminate the Lease and recover from the Company, as and for liquidated damages, the sum of (a) the then present value of all base rent and additional rent which would have been payable if the Lease had not been terminated prior to the end of the term of the Lease and (b) other damages and expenses, if any, sustained by the Landlord by reason of the Company’s breach of the Lease, less (c) the net rental value that Landlord may expect to obtain for the Premises, calculated in accordance with the terms of the Lease. The Company may also terminate the Lease if the Premises are not ready for occupancy within a specified time period after the anticipated Commencement Date.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into the Lease resulted in the creation of a direct financial obligation. The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
10.1	Lease Agreement dated as of June 1, 2021, by and between the Registrant and ARE-MA Region No. 75, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEREWOLF THERAPEUTICS, INC.

Date: June 2, 2021	By:	/s/ Timothy W. Trost
Timothy W. Trost
Chief Financial Officer and Treasurer